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[PROFAC COOPERATIVE INC. LOGO]                                      Exhibit 99.1

                                                                    Contacts:
                                                                    Kevin Murphy
                                                                    585-218-4210

                PRO-FAC REPORTS SECOND FISCAL QUARTER 2006 RESULTS

Rochester, N.Y., February 6, 2006...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq: PFACP), an agricultural cooperative, filed its Report on Form 10-Q for the fiscal quarter ended December 24, 2005 today with the Securities and Exchange Commission. The Form 10-Q, among other things, includes Pro-Fac's financial results for the second quarter of fiscal 2006.

For the fiscal quarter ended December 24, 2005, Pro-Fac reported net income of $3.8 million which resulted primarily from income recognized using the equity method for Pro-Fac's investment in Birds Eye Holdings LLC and termination payments received under the terms of a termination agreement between Pro-Fac and Birds Eye Foods, net of normal operating expenses.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus, potatoes, turnip roots, and leafy greens) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac's Class A Cumulative preferred stock is listed on the Nasdaq National Market system under the stock symbol, "PFACP." More information about Pro-Fac can be found on its web site at http://profaccoop.com/.